Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Third Quarter Results

Completes Sale of MedData Business to Frazier Healthcare Partners

FORT LAUDERDALE, Fla., November 1, 2019 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, and other pediatric services, today reported results from continuing operations for the three months ended September 30, 2019.

During the third quarter, the Company completed its annual goodwill impairment analysis and determined, based on various factors, that the fair value of certain of the Company’s reporting units tested was below their carrying value. As a result, the Company recorded a non-cash impairment charge of $1.4 billion to lower the carrying amount of goodwill. This analysis reflects the previously announced realignment during the third quarter of the Company’s leadership structure, and nearly all of this charge relates to its anesthesiology services reporting unit.

On a GAAP basis, MEDNAX generated a loss from continuing operations of $15.29 per diluted share. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.91.

For the 2019 third quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $889 million;

•	GAAP net loss of $1.26 billion; and

•	Adjusted EBITDA of $133 million.

“Our operating results for the third quarter were in line with our expectations,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Revenue growth reflected strong patient volumes across our core medical groups, while clinical and non-clinical labor expenses were consistent with our expectations. Following the steps we have taken this year to flatten and enhance our organizational structure, the leaders of each of our medical groups are moving aggressively to address their operational priorities. As a broader organization, we have also continued to progress our transformational and restructuring initiatives. Finally, we reached an important milestone following the end of the quarter in completing the previously announced sale of our MedData business to Frazier Healthcare Partners. This transaction, combined with our strong cash generation during the quarter, meaningfully enhances our financial strength and provides us with significant capital to invest in our transformational initiatives and pursue strategic acquisitions. We believe the steps we have taken thus far in 2019 position us well to generate enhanced shareholder value while enabling us to continue to take great care of our patients.”

Operating Results from Continuing Operations

MEDNAX’s net revenue for the three months ended September 30, 2019 was $888.7 million, an increase of 4.7 percent compared to $848.8 million for the prior-year period.

MEDNAX’s same-unit revenue for the three months ended September 30, 2019 increased by 4.2 percent compared to the prior-year period. Same-unit revenue attributable to patient volume increased by 3.2 percent for the 2019 third quarter as compared to the prior-year period. For the 2019 third quarter, MEDNAX had one additional weekday compared to the 2018 third quarter, which impacted same-unit volume growth favorably by 0.6 percent. Volumes increased across almost all service lines driven by growth in anesthesiology, neonatology and other pediatric services, including newborn nursery, and radiology. For the quarter, neonatal intensive care unit (NICU) patient days increased by 3.4 percent compared to the prior-year period, which reflects an increase in total births at the hospitals where MEDNAX-affiliated practices provide neonatology services and a modest increase in length of stay.

Same-unit revenue from net reimbursement-related factors increased by 1.0 percent for the 2019 third quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting and hospital contract administrative fees, as well as an increase in revenue from a slight overall increase in the percentage of our patients enrolled in non-government programs.

The percentage of services reimbursed under non-government programs increased by approximately 20 basis points for the 2019 third quarter compared with the prior-year period, reflecting a slightly favorable comparison for neonatology and other pediatric services, partially offset by a slightly unfavorable comparison for anesthesiology services.

For the 2019 third quarter, practice salaries and benefits expense was $630.3 million, compared to $599.3 million for the prior-year period, an increase of $31.0 million. Of this increase, approximately $10 million reflects growth in medical malpractice and other non-salary expenses, while the remainder was attributable to growth in clinical compensation expense.

During the prior-year period, the Company incurred approximately $10 million in salary and benefit expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice was no longer billing for service effective July 1, 2018.

For the 2019 third quarter, general and administrative expenses were $102.4 million, as compared to $95.8 million for the prior-year period. The increase in general and administrative expenses compared to the prior-year period reflects increases in legal, information technology and revenue cycle costs.

As previously disclosed, MEDNAX has incurred, and anticipates that it will continue to incur, certain expenses related to transformational and restructuring activities. For the third quarter of 2019, these expenses totaled $20.0 million, which includes $18.5 million related to external consulting costs for various process improvement and transformational activities and $1.5 million related to position eliminations.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, transformational and restructuring related expenses, and goodwill impairment was $132.7 million for the 2019 third quarter, compared to $129.7 million for the prior-year period. Adjusted EBITDA from continuing operations for the prior year period reflects approximately $10 million in expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice was no longer billing for service effective July 1, 2018.

Depreciation and amortization expense was $19.6 million for the third quarter of 2019 compared to $22.2 million for the third quarter of 2018, reflecting a decrease in amortization expense underlying various intangible assets due to the expiration of amortization periods.

Interest expense was $29.9 million for the third quarter of 2019 compared to $21.8 million for the third quarter of 2018, due primarily to a higher effective interest rate on borrowings between the two periods. The increase in effective interest rate specifically reflects the impact of the Company’s issuance of senior notes in November of 2018 and February of 2019.

MEDNAX generated a loss from continuing operations of $1.26 billion for the 2019 third quarter, or $15.29 per diluted share based on a weighted average 82.4 million shares outstanding. This compares with income from continuing operations of $62.2 million, or $0.68 per diluted share, for the 2018 third quarter, based on a weighted average 91.4 million shares outstanding. The decrease in weighted average shares outstanding is related to the impact of shares repurchased under an accelerated repurchase program completed in the fourth quarter of 2018, as well as through open market repurchase activity conducted during both 2018 and 2019.

For the third quarter of 2019, MEDNAX reported Adjusted EPS from continuing operations of $0.91, compared to $0.86 for the third quarter of 2018. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, goodwill impairment and other discrete tax items. For the prior year period, Adjusted EPS from continuing operations reflects roughly $0.08 in aftertax expenses related to the continued employment of clinicians affected by the previously noted non-renewal of a certain contract.

For the nine months ended September 30, 2019, MEDNAX generated revenue from continuing operations of $2.61 billion, compared to $2.57 billion for the prior year. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2019 was $368.6 million, compared to $397.4 million for the prior year. MEDNAX reported a loss from continuing operations of $1.18 billion, or $14.11 per share, for the nine months ended September 30, 2019, based on a weighted average 83.8 million shares outstanding, which compares to income from continuing operations of $196.9 million, or $2.13 per share, based on a weighted average 92.8 million shares outstanding for the first nine months of 2018. For the nine months ended September 30, 2019, MEDNAX reported Adjusted EPS from continuing operations of $2.45, compared to $2.67 in the same period of 2018.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $28.9 million at September 30, 2019, and net accounts receivable were $494.7 million.

During the third quarter of 2019, MEDNAX generated cash from continuing operations of $155.9 million, compared to $135.2 million during the third quarter of 2018. MEDNAX used $141.7 million during the third quarter of 2019 to repay borrowings on its revolving line of credit. The Company also used $23.7 million to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions and $8.5 million to fund capital expenditures.

At September 30, 2019, MEDNAX had total debt outstanding of $1.9 billion, consisting of $1.7 billion in senior notes and approximately $210 million in borrowings under its revolving credit facility.

Subsequent Event

Effective October 31, 2019, MEDNAX completed the previously announced sale of its MedData business to Frazier Healthcare Partners. In November 2018, MEDNAX announced the initiation of a process to divest MedData to allow the Company to focus on its core physician services business. In connection with the divestment, the Company classified MedData as discontinued operations beginning in the first quarter of 2019.

Under the terms of the purchase agreement, MEDNAX received cash consideration of approximately $250 million at closing, net of transaction related expenses, as well as economic consideration with a value of up to $50 million that is contingent on both short and long-term performance of MedData. MEDNAX also anticipates certain cash tax benefits from the transaction in the coming quarters. Finally, in connection with the transaction, MEDNAX has entered into a long-term services agreement with MedData.

MEDNAX used most of the cash proceeds of the transaction to repay the remaining borrowings under its revolving credit facility. Pro forma for this transaction, the Company’s net leverage is approximately 3.4 times.

“Year to date, we have committed nearly $500 million in capital toward reduction of our total borrowings, share repurchases, strategic acquisitions, transformational investments, and capital expenditures,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “Additionally, the completion of our sale of MedData better positions MEDNAX, both financially and strategically, for long-term shareholder value creation by allowing it to focus on its core physician services business and significantly reducing the Company’s future capital expenditures. Our strong cash generation thus far in 2019 demonstrates our ability to undertake meaningful activities simultaneously to invest in our organization, pursue acquisitive growth and return capital to shareholders, all while retaining significant financial flexibility.”

2019 Fourth Quarter Outlook

For the 2019 fourth quarter, MEDNAX expects Adjusted EPS from continuing operations will be in a range of $0.87 to $0.95. The Adjusted EPS from continuing operations range excludes $0.11 per diluted share of estimated amortization expense, $0.07 per diluted share of estimated stock-based compensation expense and $0.23 per diluted share of third-party costs within transformational and restructuring related expenses.

This outlook assumes that total same-unit revenue growth for the three months ended December 31, 2019 will be in a range of one to three percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the fourth quarter of 2019 of 26.5 percent and average diluted shares outstanding of 83.4 million.

Additionally, for the 2019 fourth quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will be between $125 million and $135 million. For the 2019 fourth quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will exclude roughly $25 million in third-party costs within transformational and restructuring expenses.

“Based on our operating results for the third quarter of 2019, and our outlook for the fourth quarter, we now expect our Adjusted EBITDA for the full year to be approximately $500 million, which reflects a margin for the year in the range of 14 to 14.5 percent,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “We continue to address the margin challenges inherent in our business through our internal resources and an expanded scope of activities alongside our consulting partners. As has been the case thus far in 2019, we believe our strong cash flow profile will enable us to fund all of these transformational initiatives while also undertaking growth investments and shareholder-friendly activities.”

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and nine months ended September 30, 2019 and 2018 is provided in the financial tables of this press release. Forward-looking information for Adjusted EBITDA and Adjusted EPS from continuing operations is provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, net income from continuing operations and net income from continuing operations per share, is not available without unreasonable effort due to the unpredictable nature of the reconciling item for the non-third party consulting cost component of transformational and restructuring related expenses. MEDNAX believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to forecast. MEDNAX believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET November 15, 2019 by dialing 800.475.6701, access Code 473253. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,250 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K,filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the

Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s shared services and operational initiatives.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$888,675	$848,759	$2,608,167	$2,566,374

Operating expenses:
Practice salaries and benefits	630,309	599,326	1,860,810	1,796,328
Practice supplies and other operating expenses	26,950	27,249	80,757	82,981
General and administrative expenses	102,356	95,771	307,717	298,402
Depreciation and amortization	19,608	22,205	59,450	62,399
Transformational and restructuring related expenses	19,992	—	51,018	—
Goodwill impairment	1,449,215	—	1,449,215	—

Total operating expenses	2,248,430	744,551	3,808,967	2,240,110

(Loss) income from operations	(1,359,755)	104,208	(1,200,800)	326,264
Investment and other income	1,373	1,531	4,242	4,230
Interest expense	(29,901)	(21,788)	(91,704)	(63,341)
Equity in earnings of unconsolidated affiliates	2,249	1,766	5,475	4,548

Total non-operating expenses	(26,279)	(18,491)	(81,987)	(54,563)

(Loss) income from continuing operations before income taxes	(1,386,034)	85,717	(1,282,787)	271,701
Income tax benefit (provision)	125,788	(23,550)	99,710	(74,752)

(Loss) income from continuing operations	(1,260,246)	62,167	(1,183,077)	196,949
Income (loss) from discontinued operations, net of tax	4,330	3,408	(323,956)	11,466

Net (loss) income	$(1,255,916)	$65,575	$(1,507,033)	$208,415

Per common and common equivalent share data (diluted):
(Loss) income from continuing operations	$(15.29)	$0.68	$(14.11)	$2.13

Income (loss) from discontinued operations	$0.05	$0.04	$(3.86)	$0.12

Net (loss) income	$(15.24)	$0.72	$(17.97)	$2.25

Weighted average diluted shares outstanding	82,441	91,359	83,846	92,760

MEDNAX, Inc.

Reconciliation of (Loss) Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(Loss) income from continuing operations	$(1,260,246)	$62,167	$(1,183,077)	$196,949
Interest expense	29,901	21,788	91,704	63,341
Income tax (benefit) provision	(125,788)	23,550	(99,710)	74,752
Depreciation and amortization	19,608	22,205	59,450	62,399
Transformational and restructuring related expenses	19,992	—	51,018	—
Goodwill impairment	1,449,215	—	1,449,215	—

Adjusted EBITDA from continuing operations	$132,682	$129,710	$368,600	$397,441

MEDNAX, Inc.

Reconciliation of Diluted (Loss) Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2019		2018
Weighted average diluted shares outstanding	82,441		91,359
(Loss) income from continuing operations and diluted income from continuing operations per share	$(1,260,246)	$(15.29)	$62,167	$0.68
Adjustments (1):
Amortization (net of tax of $3,283 and $3,951)	8,875	0.11	10,416	0.11
Stock-based compensation (net of tax of $2,180 and $2,403)	5,895	0.07	6,337	0.07
Transformational and restructuring related expenses (net of tax of $5,398)	14,595	0.18	—	—
Goodwill impairment (net of tax of $147,215)	1,302,000	15.79	—	—
Net impact from discrete tax events	4,367	0.05	—	—

Adjusted income and diluted EPS from continuing operations	$75,486	$0.91	$78,920	$0.86

(1)

Tax rates of 27.0% and 27.5% were used to calculate the tax effects of the adjustments for the three months ended September 30, 2019 and 2018, respectively. The tax rate used for the three months ended September 30, 2019 excludes the impact of discrete tax events.

	Nine Months Ended September 30,
	2019		2018
Weighted average diluted shares outstanding	83,846		92,760
(Loss) income from continuing operations and diluted income from continuing operations per share	$(1,183,077)	$(14.11)	$196,949	$2.13
Adjustments (1):
Amortization (net of tax of $10,166 and $11,134)	27,251	0.32	29,354	0.32
Stock-based compensation (net of tax of $7,885 and $7,907)	21,140	0.25	20,846	0.22
Transformational and restructuring related expenses (net of tax of 13,860)	37,158	0.44	—	—
Goodwill impairment (net of tax of $147,215)	1,302,000	15.53	—	—
Net impact from discrete tax events	1,976	0.02	—	—

Adjusted income and diluted EPS from continuing operations	$206,448	$2.45	$247,149	$2.67

(1)

Tax rates of 27.2% and 27.5% were used to calculate the tax effects of the adjustments for the nine months ended September 30, 2019 and 2018, respectively. The tax rate used for the nine months ended September 30, 2019 excludes the impact of discrete tax events.

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of	As of
	September 30, 2019	December 31, 2018
Assets:
Cash, cash equivalents and restricted cash	$28,890	$45,491
Investments	78,371	91,622
Accounts receivable, net	494,699	506,723
Other current assets	40,876	34,289
Intangible assets, net	279,605	313,165
Operating lease right-of-use assets	84,279	—
Goodwill, other assets, property and equipment	2,961,476	4,255,007
Assets held for sale	322,465	691,184

Total assets	$4,290,661	$5,937,481

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$441,972	$448,567
Total debt, net	1,939,319	1,974,534
Operating lease liabilities	88,756	—
Other liabilities	310,810	367,067
Liabilities held for sale	30,444	59,429

Total liabilities	2,811,301	2,849,597
Total shareholders’ equity	1,479,360	3,087,884

Total liabilities and shareholders’equity	$4,290,661	$5,937,481